Exhibit 10.38

NONCOMPETITION AND NONSOLICITATION AGREEMENT

between

FRESENIUS USA MANUFACTURING, INC.

and

NABI BIOPHARMACEUTICALS

November 14, 2006

NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”), dated as of November 14, 2006, is between Fresenius USA Manufacturing, Inc., a Delaware corporation, (the “Buyer”), and Nabi Biopharmaceuticals, a Delaware corporation (the “Seller”).

Background Statement

The Buyer and the Seller are parties to an Asset Purchase Agreement dated as of October 11, 2006 (the “Purchase Agreement”) pursuant to which the Buyer is purchasing the PhosLo Business.

The entering into of this Agreement by the Buyer and the Seller is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement.

Statement of Agreement

The parties agree as follows:

1.	Definitions.

(a) “Restricted Business” shall mean the business of developing, licensing, acquiring, manufacturing, marketing, distributing or selling (i) any phosphate binder or (ii) any product or device or therapeutic service for the treatment of hyperphosphaetemia.

(b) “Ancillary Acquisition” shall mean the acquisition by the Seller, or one of its Affiliates that is an entity, of a product or products (whether directly through an acquisition or license of assets or indirectly through an acquisition of capital stock of a company) as a part of the acquisition of a group of products which upon such acquisition would constitute a Restrictive Business in the Territory (“Competitive Products”) in circumstances which do not involve a Sale of the Seller and where the Seller notifies the Buyer in advance of such acquisition of its intention to divest the Competitive Products as promptly as reasonably possible following the acquisition thereof.

(c) “Sale of the Seller” shall mean the sale or transfer by the Seller of all or substantially all of its assets, the merger of the Seller with or into another entity or the consummation of any other similar business transaction as a result of which the shareholders of the Seller immediately prior to such transaction do not continue to hold a majority of the outstanding voting securities of the surviving entity following such transaction.

(d) All other capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in the Purchase Agreement.

2. Noncompetition; Nonsolicitation; No-hire. As an inducement for the Buyer to enter into the Purchase Agreement and in consideration for the Buyer’s consummation of the transactions contemplated thereby, the Seller agrees that:

(a) Until the 15th anniversary of the Closing Date or, if earlier, the date the Buyer, its Affiliates and their successors and assigns cease entirely to operate the PhosLo Business (the “Term”), the Seller shall not, and shall cause its Affiliates that are entities not to, directly or indirectly, (i) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of any Person engaged in, the Restricted Business or (ii) render any service to, or advise or consult with, any Person with respect to a Restricted Business, in each case anywhere in the world, including specifically the United States of America, Canada and Europe; provided, however, that (A) the Seller, together with its Affiliates that are entities, in the aggregate, may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any entity engaged in the Restricted Business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and (B) the foregoing provisions of this Section 2(a) and Section 2(b) shall not apply in the following circumstances (i) during the first 12 months following an Ancillary Acquisition with respect to the Competitive Products acquired in the Ancillary Acquisition, (ii) a Person (or such Person’s Affiliates that are entities, other than the Seller) engaged in the Restricted Business acquires the Seller in a Sale of the Seller, but only if such Person engaged in the Restricted Business as of the closing of such Sale of the Seller and only if the Seller and its successors and assigns, and all Employees who are employed by the Seller or any of its Affiliates that are entities as of the closing of such Sale of the Seller, do not engage or participate in, or provide advice or render services with respect to, such Restricted Business, (iii) a Person (or such Person’s Affiliates that are entities, other than the Seller) acquires the Seller in a Sale of the Seller, and is not engaged in the Restricted Business as of the closing of such Sale of the Seller and later acquires or develops a Restricted Business, but only if the Seller and its successors and assigns, and all Employees who are employed by the Seller or any of its Affiliates that are entities as of the closing of such Sale of the Seller, do not engage or participate in, or provide advice or render services with respect to, such Restricted Business, or (iv) to the Seller and any of its Affiliates that are entities in connection with the development, licensing, acquisition, manufacturing, marketing, distribution or sale of New Formulation Products in any country in which the Seller re-acquires rights to the New Formulation Products pursuant to Section 8.10(e) of the Purchase Agreement. For seven (7) years after the Closing Date, the term “Employees” as used in this Section 2(a) shall be deemed to include Henrik S. Rasmussen and Paul Kessler.

(b) During the Term, the Seller shall not, and shall cause its Affiliates that are entities not to, directly or indirectly, whether for such Person’s own account or for any other Person solicit, induce or attempt to induce any supplier, patient, vendor, licensee or other Person to cease or reduce doing business with the Buyer or its Affiliates with respect to the PhosLo Business or in any way interfere with the relationship between any such supplier, patient, vendor, licensee or other Person and the Buyer or its Affiliates with respect to the PhosLo Business.

(c) For the period from the Closing Date through the first anniversary of the Closing Date, the Seller shall not, and shall cause its Affiliates that are entities not to, whether for such Person’s own account or the account of any other Person: (i) employ or engage as an employee, an independent contractor or otherwise any individual who was an Employee of the Seller and who was employed by the Buyer or an Affiliate of the Buyer in the PhosLo Business, or (ii) in any manner induce or attempt to induce any such Employee to terminate his or her employment with the Buyer or any of its Affiliates.

3. No-hire. As an inducement for the Seller to enter into the Purchase Agreement and in consideration for the Seller’s consummation of the transactions contemplated thereby, the Buyer agrees that for the period from the Closing Date through the first anniversary of the Closing Date, the Buyer shall not, and shall cause its Affiliates that are entities not to, whether for such Person’s own account or the account of any other Person: (i) employ or engage as an employee, an independent contractor or otherwise any individual who was (A) an Employee of the Seller listed on Schedule 7.7(a) to the Purchase Agreement or (B) an employee of the Seller (other than an Employee of the Seller not listed on Schedule 7.7(a) to the Purchase Agreement) with whom the Buyer had contact or of whom the Buyer became aware in connection with the Buyer’s investigation of the PhosLo Business or negotiation of the Purchase Agreement or (ii) in any manner induce or attempt to induce any such employee to terminate his or her employment with the Seller or any of its Affiliates.

4. If Section 2 or 3 of this Agreement is unenforceable because of its duration or its geographic coverage, or because it is too expansive in any other respect, the parties hereto agree to modify such Section 2 or 3, and that the court making such determination shall have the power to interpret and modify such Section 2 or 3, to reduce the duration, the geographic coverage, or such other provision, and to delete specific words or phrases herefrom (“blue-penciling”), so that such Section 2 or 3 shall extend over the longest time, the largest geographic area and in any other respect so that it is enforceable to the maximum extent that is herein provided and permitted by law and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

5. Acknowledgements by the Seller. The Seller acknowledges that (i) the PhosLo Business is international in scope; (ii) the products and services related to the PhosLo Business are or could be marketed throughout the world; (iii) the PhosLo Business competes with other businesses that are or could be located in any part of the world; (iv) the Buyer has required that the Seller make the covenants set forth in this Agreement as a condition to the Buyer’s consummation of the transactions contemplated by the Purchase Agreement and the Buyer would not otherwise consummate such transactions; (v) the provisions of this Agreement are reasonable and necessary to protect and preserve the Buyer’s interests in and operation of the PhosLo Business from and after the Closing; and (vi) the Buyer would be irreparably damaged if the Seller were to breach the covenants set forth in this Agreement. Accordingly, the Seller agrees that the covenants in this Agreement impose a reasonable restraint on the Seller and its Affiliates.

6. Injunctive Relief and Additional Remedy. The Seller and the Buyer acknowledge that the injury that would be suffered by the other party as a result of their breach of the provisions of this Agreement (including any provision of Section 2 or 3) would be irreparable and that an award of monetary damages alone to such other party Buyer for such a breach would be an inadequate remedy. The Buyer and the Seller shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Buyer or the Seller shall not be obligated to prove actual damages or post a bond or other security in seeking such relief.

7. Independent Agreement. Without limiting any party’s equitable rights, remedies or defenses, to the extent available under applicable law, the existence of any claim or cause of action of a party, or its respective Affiliates against other party or its Affiliates, whether predicated on the Purchase Agreement or otherwise, shall not constitute a defense to the enforcement by such party or its Affiliates of this Agreement.

8. Jurisdiction, Venue and Service of Process. The parties hereto agree that the United States District Court for the Eastern District of Massachusetts shall have sole and exclusive jurisdiction over any action, lawsuit or proceeding relating to or arising from this Agreement. If all such courts lack federal subject matter jurisdiction, the parties agree that the courts of the Commonwealth of Massachusetts in the city of Boston shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such action, lawsuit or proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein in connection with any such action, lawsuit or proceeding and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Process in any action, lawsuit or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9. Attorneys’ Fees. In the event of any action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action. Attorneys’ fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or a national over-night courier service, by facsimile with subsequent telephone confirmation, or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

If to the Seller:	Nabi Biopharmaceuticals
5800 Park of Commerce Blvd, N.W.
Boca Raton, FL 33487
Facsimile: 561-989-5801
	Attention:	Chief Financial Officer
General Counsel

With a copy to:	Nutter McClennen & Fish LLP
World Trade Center West
155 Seaport Blvd.
Boston, MA 02210
	Facsimile:	617-310-9000
	Attention:	James E. Dawson, Esq.

If to the Buyer, to:	Fresenius USA Manufacturing, Inc.
95 Hayden Avenue
Lexington, Massachusetts 02420
Facsimile: (781) 402-9713
Attention: Law Department

With a copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28426
Facsimile: (704) 378-4000
Attention: Kent J. McCready, Esq.

11. Binding Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, and shall not confer upon any other Person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except that either party may assign its rights and obligations to any Affiliate of such party, or to any purchaser of the stock of such party or of substantially all the assets of such party or, in the case of the Buyer, of the Purchased Assets and Assumed Liabilities; provided, however, that in the case of an assignment, the assigning party shall remain primarily liable for any breach or non-performance of its assignee.

12. Governing Law. The execution, interpretation and performance of this Agreement shall (except to the extent that such matter is pre-empted by federal law) be governed by the internal laws and judicial decisions of the Commonwealth of Massachusetts applicable to contracts made and to be performed in such state, without regard to conflict of law principles that would produce a contrary result.

13. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile or other electronic means, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition and Nonsolicitation Agreement as of the date first above written.

BUYER

FRESENIUS USA MANUFACTURING, INC.

By:	/s/ Rice Powell
Name:	Rice Powell
Title:	President

SELLER

NABI BIOPHARMACEUTICALS

By:	/s/ Thomas. H. McLain
Name:	Thomas H. McLain
Title:	Chairman, Chief Executive Officer and President